Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Second Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--July 28, 2011--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net income of $1.8 million ($.13 diluted EPS) on revenue of $87.3 million for its second quarter ended June 30, 2011, compared to net income of $3.4 million ($.24 diluted EPS) on revenue of $75.3 million for the second quarter ended June 30, 2010. Net loss for the six months ended June 30, 2011 was $5.1 million ($.36 diluted loss per share) on revenue of $133.6 million, compared to the net income of $7.9 million ($.55 diluted EPS) on revenue of $144.5 million for the six months ended June 30, 2010.

The company had a revenue backlog of $712.3 million and a labor backlog of approximately 6.2 million man-hours, consisting of work remaining on commitments received through July 28, 2011.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	June 30,	December 31,
	2011	2010
Cash, cash equivalents and short-term investments	$32,073	$88,072
Total current assets	155,315	130,622
Property, plant and equipment, at cost,net	208,132	197,652
Total assets	368,338	334,856
Total current liabilities	57,147	18,511
Debt	0	0
Shareholders' equity	280,760	287,192
Total liabilities and shareholders' equity	368,338	334,856

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, July 29, 2011 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended June 30, 2011. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.791.4322. A digital rebroadcast of the call is available two hours after the call and ending August 5, 2011 by dialing 1.888.203.1112, replay passcode: 9714593.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs”, “FPSOs”, “MinDOCs”, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	$87,251	$75,290	$133,599	$144,549
Cost of revenue:
Contract costs	82,405	68,555	130,631	130,376
Asset impairments	-	-	7,690	-
Gross profit (loss)	4,846	6,735	(4,722)	14,173
General and administrative expenses	1,958	1,990	3,894	4,087
Operating income (loss)	2,888	4,745	(8,616)	10,086

Other income (expense):
Interest expense	(32)	(21)	(54)	(38)
Interest income	156	349	171	1,319
Other	228	285	228	1,031
	352	613	345	2,312

Income (loss) before income taxes	3,240	5,358	(8,271)	12,398

Income taxes	1,405	1,926	(3,142)	4,461

Net income (loss)	$1,835	$3,432	$(5,129)	$7,937

Per share data:

Basic earnings (loss) per share - common shareholders	$0.13	$0.24	$(0.36)	$0.55

Diluted earnings (loss) per share - common shareholders	$0.13	$0.24	$(0.36)	$0.55

Weighted-average shares	14,348	14,317	14,346	14,315
Effect of dilutive securities: employee stock options	31	11	-	11
Adjusted weighted-average shares	14,379	14,328	14,346	14,326

Depreciation and amortization included in expense above	$5,033	$4,804	$10,056	$9,615

Cash dividend declared per common share	$0.06	$0.01	$0.12	$0.02

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer